UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 20, 2017

Dr Pepper Snapple Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33829	98-0517725
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5301 Legacy Drive, Plano, Texas		75024
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	972-673-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

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Item 8.01 Other Events.

Dr Pepper Snapple Group, Inc. (the "Company") is updating its 2017 earnings per share guidance for the anticipated effects of a default by a supplier of resin to our operations in Mexico. This default has occurred at their resin plant, which was unaffected by either of Hurricanes Harvey or Irma. The Company has procured additional sources of resin needed for its operations and expects to write-off certain prepaid resin inventory. We anticipate that the aforementioned default will negatively impact 2017 operating income by approximately $7 to $9 million, or $0.03 per share, mostly in the third quarter.

As a consequence of the aforementioned matter, we are now updating our 2017 EPS guidance range to $4.53 - $4.63. However, the Company’s operations have also recently been impacted by hurricanes affecting south Texas, the southeastern U.S., and the Caribbean and additionally the earthquake occurring in Mexico on September 19. We are unable to presently determine the effects of these events on the Company’s 2017 operating results or our currently revised EPS guidance range.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dr Pepper Snapple Group, Inc.

September 20, 2017	By:	James L. Baldwin

Name: James L. Baldwin
Title: Executive Vice President & General Counsel